EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2017 Results and Raises Full Year 2018 Guidance

Summary of Fourth Quarter and Full Year 2017 Results (in millions, except LNG data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$1,746	$572	$5,601	$1,283
Net income (loss)[1]	$127	$110	$(393)	$(610)
Consolidated Adjusted EBITDA[2]	$523	$136	$1,824	$155
Weighted average number of common shares outstanding—basic and diluted	235.1	229.7	233.1	228.8
LNG exported:
Number of cargoes	70	23	205	56
Volumes (TBtu)	252	81	734	195
LNG volumes loaded (TBtu)	252	82	735	196

Revised 2018 Full Year Guidance (in billions)

	Previous			Revised
Consolidated Adjusted EBITDA[2]	$1.9	-	$2.1	$2.0	-	$2.2
Distributable Cash Flow[2]	$0.2	-	$0.4	$0.2	-	$0.4

Recent Highlights
Strategic

•	We took several steps to advance the commercialization and development of Train 3 at the CCL Project (defined below) and progress toward a final investment decision (“FID”), including:

◦
In February 2018, we entered into two LNG Sale and Purchase Agreements (“SPAs”) with PetroChina International Company Limited, a subsidiary of China National Petroleum Corporation (“CNPC”), for the sale of approximately 1.2 million tonnes per annum (“mtpa”) of LNG through 2043, with a portion of the supply beginning in 2018 and the balance beginning in 2023.

◦	In January 2018, we entered into a 15-year LNG SPA with Trafigura Pte Ltd (“Trafigura”) for the sale of approximately 1 mtpa of LNG beginning in 2019.

◦
In December 2017, Corpus Christi Liquefaction, LLC entered into an amended and restated EPC contract with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for Train 3 of the CCL Project. Corpus Christi Liquefaction, LLC also issued limited notice to proceed to Bechtel, and procurement and early site work has commenced.

•
We entered into additional term agreements for a portion of the LNG volumes expected to be available to our marketing function. To date, we have contracted for approximately 2 million tonnes of LNG from 2018-2020.

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•
In October 2017, we began the process of amending our filing with the Federal Energy Regulatory Commission for the Corpus Christi Expansion Project (defined below) to incorporate midscale liquefaction technology.

Operational

•	Substantial completion of Train 4 of the SPL Project (defined below) was achieved in October 2017, more than five months ahead of the guaranteed completion date.

•
Over 200 cargoes were produced, loaded, and exported from the SPL Project in 2017. To date, approximately 300 cumulative LNG cargoes have been exported from the SPL Project, with deliveries to 25 countries and regions worldwide.

•	Over 1,100 TBtu of natural gas feedstock has been nominated to the SPL Project since startup, with 99.9% scheduling efficiency.
Financial

•
For full year 2017, we achieved Consolidated Adjusted EBITDA of $1.8 billion, within our guidance range of $1.8-$1.9 billion, and Distributable Cash Flow of $0.6 billion, within our guidance range of $0.5-0.7 billion.

•
The date of first commercial delivery (“DFCD”) was reached under the 20-year SPA with Korea Gas Corporation related to Train 3 of the SPL Project in June 2017, and under the respective 20-year SPAs with Gas Natural Fenosa LNG GOM, Limited and BG Gulf Coast LNG, LLC relating to Train 2 of the SPL Project in August 2017. DFCD under the 20-year SPA with GAIL (India) Limited related to Train 4 of the SPL Project is expected to be reached in March 2018.

Liquefaction Projects Update

	SPL Project				CCL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6	Trains 1-2	Train 3
Project Status	Operational	Operational	Under Construction	Permitted	Under Construction	Permitted
Expected Substantial Completion	Complete	Complete	1H 2019	—	T1 - 1H 2019 T2 - 2H 2019	—
Expected DFCD Window Start	Complete	1H 2018	2H 2019	—	T1 - 1H 2019 T2 - 1H 2020	—

Houston, Texas - February 21, 2018 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net income1 of $127 million, or $0.54 per share (basic and diluted), for the three months ended December 31, 2017, compared to net income of $110 million, or $0.48 per share (basic and diluted), for the comparable 2016 period. The increase in net income was primarily due to increased income from operations as a result of additional Trains in operation at the SPL Project and decreased loss on early extinguishment of debt, partially offset by decreased derivative gain associated with interest rate derivative activity, increased allocation of net income to non-controlling interest, and increased interest expense, net of amounts capitalized.

Cheniere reported net loss of $393 million, or $1.68 per share (basic and diluted), for the twelve months ended December 31, 2017, compared to net loss of $610 million, or $2.67 per share (basic and diluted), for the comparable 2016 period. The decrease in net loss was primarily due to increased income from operations as a result of additional Trains in operation at the SPL Project, partially offset by increased allocation of net income to non-controlling interest and increased interest expense, net of amounts capitalized.

Consolidated Adjusted EBITDA2 for the three and twelve months ended December 31, 2017 was $523 million and $1.8 billion, respectively, compared to $136 million and $155 million for the comparable 2016 periods. The increases in Consolidated Adjusted EBITDA during the respective periods were primarily due to increased income from operations.

During the three and twelve months ended December 31, 2017, 70 and 205 LNG cargoes, respectively, were exported from the SPL Project, of which 2 and 14, respectively, were commissioning cargoes. Twelve cargoes exported from the SPL Project and sold on a delivered basis were in transit as of December 31, 2017.

“2017 was a breakthrough year for Cheniere, with milestone achievements throughout the company, and with 2018 off to a robust start, we are raising our full year guidance” said Jack Fusco, Cheniere’s President and CEO. “In 2017, we demonstrated our commitment to execution and operational excellence by bringing the third and fourth Trains at Sabine Pass online ahead of schedule and on budget, fulfilling our obligations to our foundation customers, and successfully marketing and delivering portfolio LNG volumes. Financially, we delivered on revised guidance and strengthened the balance sheets across our structure. Strategically, we have made significant recent progress toward FID for Train 3 at Corpus Christi by entering into three long-term SPAs, two with CNPC and one with Trafigura, and by issuing Bechtel a limited notice to proceed under the EPC Contract for Train 3.

“As we begin 2018, we are committed to capitalizing on these successes by continuing to supply LNG safely and reliably to our customers, progressing construction on Train 5 at Sabine Pass and Trains 1 and 2 at Corpus Christi, and delivering on our growth plans by expanding our liquefaction platform beyond seven Trains.”
LNG Volume Summary
The following table summarizes the volumes of operational and commissioning LNG that were loaded from the SPL Project and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2017:

	Three Months Ended December 31, 2017		Year Ended December 31, 2017
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	245	7	684	51
Volumes loaded during the prior period but recognized during the current period	7	4	19	—
Less: volumes loaded during the current period and in transit at the end of the period	(43)	—	(43)	—
Total volumes recognized in the current period	209	11	660	51
In addition, during the three and twelve months ended December 31, 2017, we recognized the financial impact of volumes of 34 and 98 TBtu, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
Fourth Quarter and Full Year 2017 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of December 31, 2017 consisted of 100% ownership of the general partner of Cheniere Partners and 82.7% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE American: CQH) which owned a 48.6% limited partner interest in Cheniere Partners on December 31, 2017.

Total revenues increased $1.2 billion and $4.3 billion during the three and twelve months ended December 31, 2017 as compared to the three and twelve months ended December 31, 2016, respectively. Total operating costs and expenses increased $855 million and $2.9 billion during the three and twelve months ended December 31, 2017, respectively, compared to the three and twelve months ended December 31, 2016.

Variances in results of operations for the three and twelve months ended December 31, 2017, compared to the three and twelve months ended December 31, 2016, were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared.

Selling, general and administrative expense included share-based compensation expenses of $17 million and $55 million for the three and twelve months ended December 31, 2017, respectively, compared to $7 million and $38 million for the comparable 2016 periods.

Although we realized net income before non-controlling interest during the twelve months ended December 31, 2017, we realized a net loss attributable to common stockholders during the period as a result of the amortization of the beneficial conversion feature on Cheniere Partners’ Class B units impacting net income attributed to non-controlling interest. The impact to net income (loss) attributable to non-controlling interest due to the non-cash amortization of the beneficial conversion feature was $748 million during the twelve months ended December 31, 2017 compared to $34 million during the twelve months ended December 31, 2016. Although the amortization of the beneficial conversion feature on Cheniere Partners’ Class B units ceased upon the conversion of these units into common units on August 2, 2017, the share of Cheniere Partners’ net income (loss) that is attributed to non-controlling interest holders has increased from that date as a result of the increased ownership percentage by non-controlling interest holders subsequent to the conversion.
Capital Resources
As of December 31, 2017, we had cash and cash equivalents of $722 million available to us. In addition, we had current and non-current restricted cash of $1.9 billion designated for the following purposes: $544 million for the SPL Project, $227 million for the CCL Project, $1.1 billion for restricted purposes under the terms of Cheniere Partners’ credit facilities and $75 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we are developing up to six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG. Trains 1 through 4 are operational, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
CCL Project
We are developing up to three Trains near Corpus Christi, Texas (the “CCL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. Trains 1 and 2 are under construction, and Train 3 is being commercialized and has all necessary regulatory approvals in place.
Corpus Christi Expansion Project
We are developing up to seven midscale liquefaction trains adjacent to the CCL Project (the “Corpus Christi Expansion Project”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa. We have initiated the regulatory approval process with respect to the Corpus Christi Expansion Project.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year on Wednesday, February 21, 2018, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31, (1)
	2017	2016	2017	2016
Revenues
LNG revenues	$1,671	$504	$5,317	$1,016
Regasification revenues	65	65	260	259
Other revenues	9	3	21	8
Other—related party	1	—	3	—
Total revenues	1,746	572	5,601	1,283

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	980	229	3,120	582
Operating and maintenance expense	137	73	446	216
Development expense	3	2	10	7
Selling, general and administrative expense	77	63	256	260
Depreciation and amortization expense	104	68	356	174
Restructuring expense	—	12	6	61
Impairment expense and loss on disposal of assets	4	3	19	13
Total operating costs and expenses	1,305	450	4,213	1,313

Income (loss) from operations	441	122	1,388	(30)

Other income (expense)
Interest expense, net of capitalized interest	(208)	(158)	(747)	(488)
Loss on early extinguishment of debt	—	(52)	(100)	(135)
Derivative gain (loss), net	44	232	7	(10)
Other income	7	6	18	—
Total other income (expense)	(157)	28	(822)	(633)

Income (loss) before income taxes and non-controlling interest	284	150	566	(663)
Income tax provision	(4)	—	(3)	(2)
Net income (loss)	280	150	563	(665)
Less: net income (loss) attributable to non-controlling interest	153	40	956	(55)
Net income (loss) attributable to common stockholders	$127	$110	$(393)	$(610)

Net income (loss) per share attributable to common stockholders—basic and diluted (2)	$0.54	$0.48	$(1.68)	$(2.67)

Weighted average number of common shares outstanding—basic and diluted	235.1	229.7	233.1	228.8

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$722	$876
Restricted cash	1,880	860
Accounts and other receivables	369	218
Accounts receivable—related party	2	—
Inventory	243	160
Derivative assets	57	24
Other current assets	96	100
Total current assets	3,369	2,238

Non-current restricted cash	11	91
Property, plant and equipment, net	23,978	20,635
Debt issuance costs, net	149	277
Non-current derivative assets	34	83
Goodwill	77	77
Other non-current assets, net	288	302
Total assets	$27,906	$23,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$25	$49
Accrued liabilities	1,078	637
Current debt	—	247
Deferred revenue	111	73
Derivative liabilities	37	71
Total current liabilities	1,251	1,077

Long-term debt, net	25,336	21,688
Non-current deferred revenue	1	5
Non-current derivative liabilities	19	45
Other non-current liabilities	59	49

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at December 31, 2017 and 2016
Issued: 250.1 million shares at December 31, 2017 and 2016
Outstanding: 237.6 million shares and 238.0 million shares at December 31, 2017 and 2016, respectively	1	1
Treasury stock: 12.5 million shares and 12.2 million shares at December 31, 2017 and 2016, respectively, at cost	(386)	(374)
Additional paid-in-capital	3,248	3,211
Accumulated deficit	(4,627)	(4,234)
Total stockholders’ deficit	(1,764)	(1,396)
Non-controlling interest	3,004	2,235
Total equity	1,240	839
Total liabilities and equity	$27,906	$23,703

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income (loss) attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, CQH and Cheniere Corpus Christi Holdings, LLC, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2017 and 2016 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$127	$110	$(393)	$(610)
Net income (loss) attributable to non-controlling interest	153	40	956	(55)
Income tax provision	4	—	3	2
Interest expense, net of capitalized interest	208	158	747	488
Loss on early extinguishment of debt	—	52	100	135
Derivative loss (gain), net	(44)	(232)	(7)	10
Other income	(7)	(6)	(18)	—
Income (loss) from operations	$441	$122	$1,388	$(30)
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	104	68	356	174
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(34)	(60)	33	(37)
Total non-cash compensation expense	8	3	28	35
Impairment expense and loss on disposal of assets	4	3	19	13
Consolidated Adjusted EBITDA	$523	$136	$1,824	$155

Consolidated Adjusted EBITDA and Distributable Cash Flow

The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net loss attributable to common stockholders for 2017 and forecast amounts for 2018 (in billions):

	2017	Prior 2018			Revised 2018
Net income (loss) attributable to common stockholders	$(0.4)	$(0.1)	-	$0.1	$0.1	-	$0.1
Net income attributable to non-controlling interest	1.0	0.6	-	0.6	0.6	-	0.7
Income tax provision (benefit)	0.0			(0.0)			0.0
Interest expense, net of capitalized interest	0.7			0.9			0.9
Loss on early extinguishment of debt	0.1			0.0			0.0
Derivative loss (gain), net	(0.0)			0.0			0.0
Other expense (income)	(0.0)			0.0			(0.0)
Income from operations	$1.4	$1.4	-	$1.6	$1.5	-	$1.7
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	0.4			0.5			0.5
Loss from changes in fair value of commodity and FX derivatives, net	0.0			0.0			0.0
Total non-cash compensation expense	0.0			0.0			0.0
Impairment expense and loss on disposal of assets	0.0			0.0			0.0
Consolidated Adjusted EBITDA	$1.8	$1.9	-	$2.1	$2.0	-	$2.2
Distributions and dividends to CQP / CQH non-controlling interest	(0.3)			(0.6)			(0.6)
SPL and CQP cash retained / SPL interest expense / other	(0.7)			(0.9)			(1.0)
CQP interest expense	(0.1)			(0.1)			(0.2)
CEI interest expense	(0.0)			(0.0)			(0.0)
CEI Distributable Cash Flow	$0.6	$0.2	-	$0.4	$0.2	-	$0.4

Note: Totals may not sum due to rounding

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764